                      U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                       FORM 3

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935
               or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person:

     James A. Mercer III
     c/o TeraGLOBAL Communications Corp.
     225 Broadway, Suite 1600
     San Diego, California 92101

2.   Date of Event Requiring Statement: (Month/Day/Year):    April 16, 1999
                                                         ---------------------

3.   IRS Identification Number of Reporting Person, if an Entity
     (Voluntary):
                 ------------

4.   Issuer Name and Ticker or Trading Symbol:   TGCC
                                              ----------

5.   Relationship of Reporting Person to Issuer (Check all applicable):

            Director                              10% Owner
     -------                                 -----

        X   Officer (give title below)            Other (Specify below)
     -------                                 -----

                     Vice President and Secretary

6.   If Amendment, Date of Original (Month/Day/Year):
                                                     ----

7.   Individual or Joint/Group Filing (Check applicable line):

        X  Form filed by one reporting person
     -----

           Form filed by more than one reporting person
     -----

              TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


-----------------------------------------------------------------------------------------------------------------------------------
 1.   Title of Security (Instr. 4)     2.   Amount of                  3.   Ownership              4.   Name of Indirect
                                       Securities Beneficially         Form: Direct                Beneficial Ownership (Instr. 5)
                                                                       (D) or Indirect (I)
                                                                       (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

               TABLE II:   DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of          2.  Date Exercisable and   3.  Title and Amount of         4.  Conversion or  5.  Ownership   6.  Nature of
Derivative Security    Expiration Date            Securities Underlying           Exercise Price of  Form of         Indirect
(Instr. 4)             (Month/Day/Year)           Derivative Security (Instr. 4)  Derivative         Derivative      Beneficial
                                                                                  Security           Security:       Ownership
                                                                                                     Direct (D) or   (Instr. 5)
                                                                                                     Indirect (I)
                                                                                                     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
                       Date         Expiration    Title                Amount or
                       Exercisable  Date                               Number of
                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------------
Options to Purchase       3/2/99      3/2/09      Common Stock          100,000              $10.00         D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


     Explanation of Responses:



     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78f(a).



                                /s/ JAMES A. MERCER III         April 26, 1999
                                -----------------------         --------------
                                Signature of Reporting Person    Date



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

                                       2